Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
January 21, 2010		212-460-4111

CON EDISON REPORTS 2009 EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2009 net income for common stock of $868 million or $3.16 a share compared with $1,196 million or $4.38 a share in 2008. Excluding items identified in the table below, earnings from ongoing operations were $849 million or $3.09 a share compared with $820 million or $3.00 a share in 2008.

For the fourth quarter of 2009, the company’s net income for common stock was $202 million or $0.73 a share compared with $160 million or $0.58 a share in the 2008 fourth quarter. Excluding items discussed in the table below, earnings from ongoing operations for the fourth quarter of 2009 were $184 million or $0.67 a share compared with $200 million or $0.72 a share for the fourth quarter of 2008.

“Our 2009 financial performance, in a difficult economic environment, reflects the capital investments we have made in our energy infrastructure to meet the expectations of our customers for safe and reliable service,” said Kevin Burke, the company’s Chairman, President and Chief Executive Officer. “Our innovative smart grid pilot project in Long Island City will demonstrate new ways that these emerging technologies can help provide a more flexible, cost-effective, and reliable energy future for our service areas.”

The company also today declared a quarterly dividend of 59 1/2 cents a share on its common stock, payable March 15, 2010 to shareholders of record as of February 17, 2010, an annualized increase of 2 cents over the previous annualized dividend of $2.36 a share. “The increase in the dividend, the 36th consecutive annual increase, both acknowledges those who have invested in our company and encourages new investors to provide the capital we require to meet the needs of our customers,” said Robert Hoglund, Senior Vice President and Chief Financial Officer.

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CON EDISON REPORTS 2009 EARNINGS	page 2

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three months and year ended December 31, 2009, as compared with the 2008 periods.

	Fourth Quarter				Year Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2009	2008	2009	2008	2009	2008	2009	2008
Reported earnings per share and net income for common stock– GAAP basis (basic)	$0.73	$0.58	$202	$160	$3.16	$4.38	$868	$1,196
Less: Northeast Utilities litigation settlement	—	—	—	—	—	0.11	—	30
Less: Gain on the sale of Con Edison Development’s generation projects and discontinued operations	—	(0.02)	—	(6)	—	1.49	—	405
Less: Net mark-to-market effects of competitive energy businesses	0.06	(0.12)	18	(34)	0.07	(0.22)	19	(59)

Ongoing operations	$0.67	$0.72	$184	$200	$3.09	$3.00	$849	$820

The company expects its earnings from ongoing operations for 2010 to be in the range of $3.10 to $3.30 a share. Earnings per share from ongoing operations excludes the net mark-to-market effects of the competitive energy businesses. The forecast reflects capital investments of $2,300 million, substantially all of which will be spent at the company’s regulated utilities. The company also expects to issue common stock of between $300 million and $500 million in addition to stock issuances under the company’s dividend reinvestment and employee stock plans, and long-term debt issuances of between $600 million and $900 million in addition to debt issuances for $680 million of maturing securities.

The results of operations for the three months and year ended December 31, 2009, as compared with the 2008 period, reflect changes in the company’s rate plans (including additional revenues designed to recover increases in certain operations and maintenance expenses, depreciation and property taxes, interest charges and the impact of revenue decoupling mechanisms), a regulatory reserve in December 2009 relating to the New York State Public Service Commission’s review of capital spent during the period April 2005 through March 2008, and the operating results of the competitive energy businesses (including net mark-to-market effects). The results of operations for the three months ended December 31, 2009, include a higher allowed electric return on common equity for Con Edison of New York as compared with the 2008 period reflecting increased capital costs. The results of operations for the year ended December 31, 2009 as compared with the 2008 period include a higher allowed return for the second, third and fourth quarters of 2009, offset in part by a lower allowed electric return on common equity for Con Edison of New York for the first quarter of 2009. Operations and maintenance expenses were higher in the three months and year ended December 31, 2009 compared with the 2008 period reflecting primarily higher costs, which are generally reflected in rates, such as pension and other post-retirement benefits and uncollectible accounts that were offset in part by austerity initiatives reflecting the general economic downturn. Depreciation and property taxes were higher in the three months and year ended December 31, 2009 compared with the 2008 period reflecting primarily the impact from increased capital expenditures and higher property tax rates. Results of operations for the year ended December 31, 2008 include the gain on the sale of generation projects, the impact of discontinued operations and resolution of litigation with Northeast Utilities. The following table presents the estimated effect on earnings per share and net income for common stock for the 2009 period compared with the 2008 period, resulting from these and other major factors:

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CON EDISON REPORTS 2009 EARNINGS	page 3

	Fourth Quarter Variation 2009 vs. 2008		Year Ended Variation 2009 vs. 2008
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
Con Edison of New York (a)

Rate plans, primarily to recover increases in certain costs	$0.36	$97	$1.28	$351
Operations and maintenance expense	(0.23)	(62)	(0.62)	(169)
Long Island City power outage reserve in 2008	—	—	0.05	14
2005 – 2008 capital expenditure reserve	(0.05)	(14)	(0.05)	(14)
Depreciation and property taxes	(0.17)	(47)	(0.55)	(151)
Net interest expense	(0.02)	(5)	(0.14)	(38)
Other (includes dilutive effect of new stock issuances)	0.01	4	—	5

Total Con Edison of New York	(0.10)	(27)	(0.03)	(2)

Orange and Rockland Utilities (O&R)	—	1	—	(1)

Competitive energy businesses
Earnings excluding net mark-to-market effects, gain on sale of generation projects and discontinued operations	0.05	11	0.15	39
Net mark-to-market effects (b)	0.18	52	0.29	78
Gain on the sale of generation projects	0.02	6	(0.48)	(131)
Discontinued operations (c)	—	—	(1.01)	(274)

Total competitive energy businesses	0.25	69	(1.05)	(288)

Northeast Utilities litigation settlement	—	—	(0.11)	(30)

Other, including parent company expenses	—	(1)	(0.03)	(7)

Total variation	$0.15	$42	$(1.22)	$(328)

(a)	Under the revenue decoupling mechanisms in Con Edison of New York’s electric and gas rate plans (effective April 2008 and October 2007, respectively) and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved.
(b)	These variations reflect after-tax net mark-to-market gains of $18 million or $0.06 a share in the fourth quarter of 2009, after-tax net mark-to-market losses of $34 million or $0.12 a share in the fourth quarter of 2008, and after-tax net mark-to-market gains of $19 million or $0.07 a share in 2009 and after-tax net mark-to-market losses of $59 million or $0.22 a share in 2008.
(c)	These variations reflect the discontinued operations of Con Edison Development’s generation projects, which includes a $270 million after-tax gain on the sale of its generation plants in 2008.

The earnings per share variations shown above include the dilutive effect of a higher weighted average number of common shares outstanding in the three months and year ended December 31, 2009 periods. The weighted average number of common shares was 277 million shares and 275 million shares for the three months and year ended December 31, 2009, compared with 274 million shares and 273 million shares for the respective 2008 periods. The dilutive effect on earnings per share for year ended December 31, 2009 is $0.02. There is no dilutive effect on earnings per share for the three months ended December 31, 2009. These amounts per share do not reflect the offsetting benefits of avoided interest expense.

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CON EDISON REPORTS 2009 EARNINGS	page 4

The changes in the amounts of energy delivered by the company’s utility subsidiaries, for actual and as adjusted for variations in weather and billing days, for the three months and year ended December 31, 2009, as compared with the 2008 periods were as follows (expressed as a percentage of 2008 amounts):

	Fourth Quarter Variation 2009 vs. 2008		Year Variation 2009 vs. 2008
	Actual	Adjusted	Actual	Adjusted
Con Edison of New York
Electric	(3.3)	(1.7)	(2.8)	(1.7)
Firm – Gas	(1.3)	7.3	4.0	2.4
Steam	(13.3)	(3.0)	(4.0)	(4.1)
O&R
Electric	(6.8)	(6.1)	(5.6)	(3.9)
Firm – Gas	(4.0)	1.0	0.5	0.2

Refer to the attachment to this press release for the consolidated income statements for 2009 and 2008. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $34 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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Attachment

CONSOLIDATED EDISON, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$1,958	$1,859	$8,320	$8,611
Gas	513	552	1,943	2,097
Steam	139	178	661	707
Non-utility	663	409	2,108	2,168

TOTAL OPERATING REVENUES	3,273	2,998	13,032	13,583

OPERATING EXPENSES
Purchased power	1,234	1,080	4,776	5,749
Fuel	99	159	503	663
Gas purchased for resale	240	300	963	1,172
Other operations and maintenance	676	560	2,555	2,259
Depreciation and amortization	201	186	791	717
Taxes, other than income taxes	400	332	1,545	1,364

TOTAL OPERATING EXPENSES	2,850	2,617	11,133	11,924

GAIN ON SALE OF GENERATION PROJECTS	—	—	—	261

OPERATING INCOME	423	381	1,899	1,920

OTHER INCOME (DEDUCTIONS)
Investment and other income	7	11	32	89
Allowance for equity funds used during construction	5	2	14	8
Other deductions	(3)	(3)	(15)	(16)

TOTAL OTHER INCOME (DEDUCTIONS)	9	10	31	81

INTEREST EXPENSE
Interest on long-term debt	149	140	590	519
Other interest	9	11	30	33
Allowance for borrowed funds used during construction	(2)	(1)	(9)	(8)

NET INTEREST EXPENSE	156	150	611	544

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	276	241	1,319	1,457
INCOME TAX EXPENSE FROM CONTINUING OPERATIONS	71	78	440	524

INCOME FROM CONTINUING OPERATIONS	205	163	879	933

INCOME FROM DISCONTINUED OPERATIONS
Gain on sale of generation projects, net of income taxes	—	—	—	270
Income from discontinued operations, net of income taxes	—	—	—	4

TOTAL INCOME FROM DISCONTINUED OPERATIONS	—	—	—	274

NET INCOME	205	163	879	1,207
Preferred stock dividend requirements of subsidiary	(3)	(3)	(11)	(11)

NET INCOME FOR COMMON STOCK	$202	$160	$868	$1,196

EARNINGS PER COMMON SHARE - BASIC
Continuing operations	$0.73	$0.58	$3.16	$3.37
Discontinued operations	—	—	—	1.01

Net income for common stock	$0.73	$0.58	$3.16	$4.38

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations	$0.73	$0.58	$3.14	$3.36
Discontinued operations	—	—	—	1.01

Net income for common stock	$0.73	$0.58	$3.14	$4.37

AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC (IN MILLIONS)	276.9	273.6	275.2	272.9

AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED (IN MILLIONS)	278.2	274.2	276.3	273.6